Exhibit 5.2

Suite 900	Correspondence:	Telephone:	902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax:	902.420.1417	Direct Dial: 902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com		Direct Fax: 902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com		csr@smss.com
Canada B3J 3N2

File Reference: NS1032-409

April 27, 2004

PLIANT CORPORATION

1475 Woodfield Road, Suite 700

Schaumburg, IL 60173

SONNENSCHEIN NATH & ROSENTHAL LLP

4520 Main Street, Suite 1100

Kansas City, MO 64111

Ladies and Gentlemen:

Re:          Registration Statement on Form S-4 (Reg. No. 333-114608)

We have acted as local counsel in the Province of Nova Scotia, Canada to Pliant Corporation, a Utah corporation (“Issuer”), and Uniplast Industries Co., a Nova Scotia unlimited company (“Uniplast”), being one of the subsidiaries of the Issuer providing guarantees of its obligations (the “Note Guarantors”) in connection with the proposed registration under the Securities Act of 1933 of the United States, as amended (the “1933 Act”) by the Issuer of its offer to exchange (the “Exchange Offer”) up to $306,000,000 in aggregate principal amount at maturity of its 11 1/8% Senior Secured Discount Notes due 2009 (the “New Notes”) for and in replacement of a like aggregate principal amount of the Issuer’s privately placed 11 1/8% Senior Secured Discount Notes due 2009.  The New Notes will be issued pursuant to an Indenture, dated as of February 17, 2004, among the Issuer, the Note Guarantors and Wilmington Trust Company, as trustee (the “Indenture”).  The obligations of the Issuer under the New Notes will be guaranteed pursuant to the terms of the Indenture by the Note Guarantors (including Uniplast).  The terms of the Exchange Offer are described in the Registration Statement on Form S-4 (Registration No. 333-114608) originally filed with the United States Securities and Exchange Commission (the “Commission”) on April 20, 2004 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the 1933 Act.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including

1.                                       a certificate of status pertaining to Uniplast issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated April 27, 2004;

2.                                       the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of Uniplast contained in the minute book of Uniplast;

3.                                       resolutions of the directors of Uniplast dated February 17, 2004 authorizing the execution and delivery of the Indenture by Uniplast and the performance of its obligations thereunder (including the guarantee of the New Notes by Uniplast); and

4.                                       a certificate of an officer of Uniplast dated the date hereof (the “Officer’s Certificate”).

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In stating our opinions, we have assumed:

a.                                       the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies;

b.                                      the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered;

c.                                       the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

d.                                      the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; and

e.                                       that Indenture has been physically delivered by Uniplast to the other parties thereto or their lawful representatives and that such delivery was not subject to any condition or escrow which has not been satisfied.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that:

1.                                       Uniplast is an unlimited company validly existing and in good standing as to the payment of annual fees and filing of annual returns under the Companies Act (Nova Scotia), with corporate power to enter into the Indenture and to perform its obligations thereunder.

2.                                       The execution and delivery of the Indenture and the performance by Uniplast of its obligations under the Indenture (including the guarantee of the New Notes by Uniplast) have been duly authorized by all necessary corporate action on the part of Uniplast.

3.                                       The Indenture has been duly executed and delivered on behalf of Uniplast.

The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia and we express no opinion as to the laws of any other jurisdiction.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion shall not be construed as or deemed to be a guaranty or insuring agreement.  This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or fact subsequent to the date hereof or of facts which we become aware of after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned.  However, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Yours very truly,

STEWART MCKELVEY STIRLING SCALES
/s/ Stewart Mckelvey Stirling Scales